PROSPECTUS SUPPLEMENT NO. 13	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated November 4, 2021)	Registration No. 333-260530

VINTAGE WINE ESTATES, INC.

10,000,000 Shares of Common Stock

__________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 4, 2021 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on September 13, 2022 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 10,000,000 shares of our common stock, no par value per share (“common stock”), issued pursuant to the terms of those certain subscription agreements entered into (the “PIPE Investment”) in connection with the Business Combination (as defined in the Prospectus). As described in the Prospectus, the selling securityholders named therein (collectively, the “Selling Stockholders”) or their permitted transferees may offer and sell from time to time up to 10,000,000 shares of our common stock that were issued to the Selling Stockholders in connection with the closing of the PIPE Investment and the Business Combination.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE”. On September 12, 2022, the closing price of our common stock on Nasdaq was $5.72 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 13, 2022.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2022

_______________________________________________

Vintage Wine Estates, Inc.

(Exact name of registrant as specified in its charter)

_______________________________________________________

Nevada	001-40016	87-1005902
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

937 Tahoe Boulevard, Suite 210

Incline Village, Nevada 89451

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (877) 289-9463

_______________________________________________________

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 — Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On September 12, 2022, the Audit Committee of the Board of Directors (the “Audit Committee”) of Vintage Wine Estates, Inc. (the “Company”), after discussion with management, determined that the Company’s previously issued financial statements as of and for the three and nine months ended March 31, 2022 (the “Subject Periods”) should no longer be relied upon and should be restated due to the identification of an accounting error.

The restatement results from an accounting error in the treatment of interest rate swap agreements which caused an understatement of net income and overstatement of liabilities for the Subject Periods. Accordingly, investors should no longer rely on the Company’s previously issued financial statements, earnings release or similar communications relating to the Subject Periods.

This error was discovered during the course of the preparation of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2022 (“fiscal 2022”), and the audit of the financial results for fiscal 2022. This error does not involve any misconduct with respect to the Company, its management or employees.

As a result of the accounting error identified, the Company will:

a.	restate its unaudited condensed consolidated financial statements and the notes thereto for the Subject Periods; and
b.	amend its Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") for the Subject Periods.

The correction of the accounting error led to a net reduction in previously recognized interest rate swap liabilities of $4.2 million for the three and nine months ended March 31, 2022, an increase in interest rate swap assets of $5.1 million for the three and nine months ended March 31, 2022, an increase in accrued liabilities and other payables of $2.7 million for the three and nine months ended March 31, 2022 and an increase in net unrealized gain on interest rate swap agreements of $6.7 million for the three and nine months ended March 31, 2022, net of income taxes.

The Company expects to file an amendment to its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 in order to restate the financial statements for the Subject Periods on or before September 16, 2022.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered accounting firm, Cherry Bekaert LLP.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than those of historical fact. Certain of these forward-looking statements can be identified by the use of words such as “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s intent to restate certain historical financial statements and the timing and impact of the restatement. These statements are based on the Company’s current expectations as of the date of this Current Report on Form 8-K and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not undertake any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Accordingly, readers are cautioned not to put undue reliance on forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.
(Registrant)

Date:	September 13, 2022	/s/ Patrick Roney
Patrick Roney
Chief Executive Officer